EXHIBIT 99

News Release

FOR IMMEDIATE RELEASE

September 11, 2009
Contact:	Jeff D. Kniese President & Chief Executive Officer 937-548-4158

GREENVILLE FEDERAL FINANCIAL CORPORATION REPORTS RESULTS OF OPERATIONS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2009

Greenville Federal Financial Corporation (the “Corporation”) (OTCBB: GVFF.OB) announced today the financial results for its fourth fiscal quarter. For the quarter ended June 30, 2009, the Corporation reported a net loss of $78,000, or $0.04 per share, compared to a net loss of $1.4 million, or $0.63 per share, for the same quarter in 2008.

During the fourth quarter of 2008, the Corporation incurred a non-cash impairment charge on investment securities of approximately $1.8 million resulting from an investment by the Corporation’s subsidiary, Greenville Federal, in the AMF Ultra Short Mortgage Fund (the “Fund”). During the same quarter in 2009, the Corporation’s investment in the Fund ended in an unrealized gain position of $67,000. The change in performance of the Fund is the primary reason for the quarter-to-quarter improvement in net income. As of June 30, 2009, Greenville Federal’s investment in the Fund had a fair value of $11.9 million.

The improvement in net income also reflected a decrease of $119,000, or 63.0%, in provision for losses on loans, an increase of $31,000, or 3.0%, in net interest income, and an increase of $11,000, or 5.3%, in other income, which were partially offset by a $335,000 increase in general, administrative, and other expense and an increase of $336,000, or 81.6%, in federal income taxes.

The decrease in the provision for losses on loans was due primarily to a decrease in loan charge-offs and a decrease in the level of delinquent loans that were 90 days past due and still accruing during the period.

The increase in net interest income was due to a decrease in total interest expense of $141,000, partially offset by a $110,000 decrease in interest income. The decrease in total interest expense was attributed to a $2.9 million decrease in total interest- bearing liabilities. The decrease in interest income was due to a $7.4 million decrease in total interest-earning assets. The increase in other income was attributed to a $12,000 gain on sale of real estate acquired through foreclosure.

The increase in general, administrative and other expense for the quarter was due primarily to a $238,000 increase in other operating expenses, a $108,000 increase in employee compensation and benefits, a $30,000 increase in occupancy and equipment, and an $11,000 increase in franchise taxes, partially offset by a decrease of $59,000 in data processing expense.

The increase in other operating expenses was primarily due to an increase of $123,000 in FDIC deposit insurance premiums. The FDIC imposed a special assessment on all insured depository institutions as of June 30, 2009. Also adding to operating expenses was an increase of $62,000 in consulting expenses incurred in connection with the Corporation’s search for a new President and Chief Executive Officer upon the retirement of Mr. Kepler.

Employee compensation and benefits increased largely due to one-time compensation arrangements in connection with the change in Chief Executive Officers. The increase in federal income taxes was primarily due to the increase in pre-tax income period to period.

The net loss for the fiscal year ended June 30, 2009, was $3.2 million, or $1.42 per share, compared to a net loss of $923,000 for the fiscal year ended June 30, 2008. The additional loss was attributed primarily to a $1.5 million increase in non-cash impairment charges on the Fund, an $837,000 increase in general, administrative and other expense and a $195,000 increase in federal income taxes, partially offset by a $292,000 increase in net interest income and a $34,000 decrease in provision for losses on loans.

The increase in general, administrative and other expense for the fiscal year was due primarily to a $425,000 increase in other operating expenses, a $334,000 increase in employee compensation and benefits, a $180,000 increase in provision for loss on the sale of real estate acquired through foreclosure, and a $57,000 increase in occupancy and equipment, partially offset by a $133,000 decrease in data processing expense and a $25,000 decrease in franchise taxes. The increase in net interest income was due to a $905,000 decrease in interest expense offset by a $613,000 decrease in interest income. The decrease in provision for losses on loans was due primarily to a decrease in loan charge-offs and a decrease in the level of delinquent loans during the year.

The increase in other operating expenses was primarily due to an increase of $127,000 in FDIC deposit insurance premiums and a $139,000 increase in CEO search consulting expenses. Employee compensation and benefits increased as a result of compensation arrangement benefits attributable to Mr. Kepler’s retirement and the hiring of Mr. Kniese as his replacement. The increase in federal income taxes was primarily due to the increase in pre-tax income during the fourth quarter, resulting in increased federal income taxes for the year compared to June 30, 2008.

The Corporation reported total assets of $119.6 million at June 30, 2009, total liabilities of $101.0 million, including deposits of $72.9 million, and total shareholders’ equity of $18.6 million. The decline of $6.6 million in total assets from the end of fiscal year 2008 to the end of fiscal year 2009 was due to the decline in the fair value of the Fund, maturing investment securities and a $2.7 million decrease in cash and cash equivalents. The decline in cash and cash equivalents and proceeds from maturing investments were used to fund the increase in loans receivable and allow the runoff of deposits. The decline in deposits of $10.8 million is attributed to a management decision not to re-bid on public funds available for institutional deposit from the State of Ohio. The Federal Home Loan Bank of Cincinnati advances increased by $7.7 million as management decided that such advances provided lower cost funding than the public deposits.

At June 30, 2009, Greenville Federal’s regulatory capital levels exceeded those required to be deemed “well capitalized” under Office of Thrift Supervision regulations.

On July 15, 2009, Greenville Federal redeemed $250,000 of its investment in the Fund for cash. Greenville Federal anticipates continuing to redeem $250,000 of its investment in cash every ninety days unless and until the Fund’s manager no longer permits such redemptions or Greenville Federal decides to redeem the remainder of its investment in exchange for underlying securities in the Fund. At June 30, 2009, approximately 95% of the underlying securities in the Fund were mortgage-backed securities, while approximately 5% consisted of repurchase agreements.

Greenville Federal Financial Corporation is the holding company for Greenville Federal, a federally chartered savings bank headquartered in Greenville, Ohio. Greenville Federal attracts deposits from, and makes loans in, the Ohio counties of Darke, Preble, Auglaize, Miami, Shelby and Mercer and the Indiana counties of Randolph and Wayne.

Forward Looking Statements
Certain statements contained in this news release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties. When used herein, the terms “anticipates,” “plans,” “expects,” “believes,” “intends” and similar expressions as they relate to the Corporation, Greenville Federal or their managements are intended to identify such forward looking statements. The Corporation’s actual results, performance, achievements or actions may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general and local economic conditions, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, and rapidly changing technology affecting financial services.

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	June 30,	June 30,
ASSETS	2009	2008
	(Unaudited)

Cash and cash equivalents	$4,474	$7,220
Investment securities — available for sale	$11,888	$16,157
Investment securities — held to maturity	$1,833	$3,301
Loans receivable	91,663	89,851
Other assets	9,712	9,597

Total assets	$119,570	$126,126

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$72,918	$83,697
Advances from the FHLB	26,903	19,214
Other liabilities	1,135	1,359

Total liabilities	100,956	104,270

Shareholders’ equity	18,614	21,856

Total liabilities and shareholders’ equity	$119,570	$126,126

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Fiscal year ended June 30,		Three months ended June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Interest income:
Loans	$5,982	$6,034	$1,477	$1,493
Investment securities	708	1,187	155	220
Interest-bearing deposits and other	119	201	23	52

Total interest income	6,809	7,422	1,655	1,765
Interest expense:
Deposits	1,616	2,310	327	499
Borrowings	895	1,106	252	221

Total interest expense	2,511	3,416	579	720

Net interest income	4,298	4,006	1,076	1,045
Provision for losses on loans	155	189	70	189

Net interest income after provision for losses on loans	4,143	3,817	1,006	856
Other income	843	858	207	209
Impairment charge on investment securities	3,329	1,820	—	1,820

General, administrative, and other expense:
Employee compensation and benefits	2,426	2,092	642	534
Provision for loss on real estate owned	211	31	18	9
Data processing expense	408	541	86	145

Other operating and non-operating expense	1,801	1,345	620	357

Total general, administrative and other expense	4,846	4,009	1,366	1,045

Loss before income tax credits	(3,189)	(1,154)	(153)	(1,800)
Income tax credits	(36)	(231)	(75)	(412)

NET LOSS	$(3,153)	$(923)	$(78)	$(1,388)

LOSS PER SHARE-basic and diluted	$(1.42)	$(0.42)	$(0.04)	$(0.63)